Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

DeepGreenX Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, no par value	457(a)	400,000,000	(2)	-	$602,000	0.00015310	$92.17

Total Offering Amounts							$602,000	0.00015310	$92.17
Total Fees Previously Paid									$-
Total Fee Offsets									$-
Net Fee Due									$92.17

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on a third-party valuation. Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).
(2)	Represents 400,000,000 of the registrant’s common shares being registered for resale by our shareholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the NYSE.